NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SALES AND EARNINGS UP SIGNIFICANTLY
FOR FISCAL 2004 FIRST QUARTER

Net Sales Grow 29 Percent;
EPS Rise to $.08 Vs. $.01

ST. LOUIS, October 30, 2003 . . . . . LaBarge, Inc. (AMEX: LB) today reported financial results for its fiscal 2004 first quarter, ended September 28, 2003.

For the fiscal 2004 first quarter, net sales rose 29 percent to $29,743,000 compared with $23,070,000 for the year-ago period. First-quarter net earnings from continuing operations increased 433 percent to $1,371,000, or $.09 per diluted share, in fiscal 2004 compared with $257,000, or $.02 per diluted share, in fiscal 2003. The net loss from discontinued operations, which represents the former ScadaNET Network (trademark) remote monitoring business, was $102,000, or $.01 per share, for the fiscal 2004 first quarter, compared with a net loss of $174,000, or $.01 per share, from these operations in the year-ago period. In total, net earnings for the fiscal 2004 first quarter grew significantly to $1,269,000 or $.08 per diluted share, compared with $83,000, or $.01 per diluted share, in the fiscal 2003 first quarter.

Gross margin in the fiscal 2004 first quarter expanded to 23.0 percent compared with 19.7 percent for the first quarter of last year. The Company's gross margin typically ranges from 20 percent to 23 percent based on sales mix. Selling and administrative expenses declined to 15.8 percent of first-quarter sales in fiscal 2004 versus 17.2 percent last year. Total selling and administrative expenses rose 18.5 percent from last year's first quarter. Interest expense in the fiscal 2004 first quarter declined substantially to $50,000, compared with $223,000 for the year-ago period, due to reduced debt levels.

Total debt at September 28, 2003 was $6,966,000, down 1.4 percent from $7,064,000 at June 29, 2003, and down 46.1 percent from $12,914,000 at the end of the last year's first fiscal quarter. Cash and cash equivalents at September 28, 2003 were $7,524,000 versus $4,030,000 at June 29, 2003 and $2,892,000 at the end of last year's first quarter. Stockholders' equity was $37,224,000 at the end of the fiscal 2004 first quarter, up 3.7 percent from $35,879,000 at fiscal 2003 year end, and up nearly 10.0 percent from one year ago.

-more-

"We are pleased with the continued strength of sales and earnings in the fiscal 2004 first quarter," said Chief Executive Officer and President Craig LaBarge. "This year's first-quarter revenues were principally the result of shipments to customers in the defense, government systems and commercial aerospace sectors.

"Shipments to defense customers were the largest contributor to fiscal 2004 first-quarter revenues at 46.8 percent, versus 43.9 percent in last year's first quarter. LaBarge provided cables and electronic assemblies for a variety of defense programs during the current year's first quarter, including military aircraft, radar systems and submarines. Sales to government systems customers represented 23.4 percent of fiscal 2004 first-quarter revenues, compared with 21.3 percent in the year-ago period. Current year government systems sales were primarily attributable to shipments of postal automation equipment and an airport checked-baggage screening system. Commercial aerospace sales represented 11.7 percent of fiscal 2004 first-quarter sales versus 12.0 percent in last year's first quarter.

"Bookings of new business were somewhat slow in the fiscal 2004 first quarter due to delays in certain planned new contract awards. Defense bookings continue to help offset some lingering economic weakness in our non-defense markets," said Mr. LaBarge. The Company's backlog of unshipped orders at the end of the fiscal 2004 first quarter was $109.7 million, down from a record of $123.6 million at fiscal 2003 year end, and up from $94.6 million at the end of last year's first quarter. "We are encouraged that bidding activity is up from a year ago. We anticipate bookings will be stronger in our fiscal 2004 second quarter," said Mr. LaBarge.

Mr. LaBarge concluded, "Looking out, we anticipate sales and earnings in the second fiscal quarter to be comparable to first-quarter levels and compare favorably to the same period last year. We expect a solid second half will allow our fiscal 2004 full-year sales and earnings to be well in excess of fiscal 2003 levels."

LaBarge, Inc. reports the following . . . .

-more-

LaBARGE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per-share amounts)

	Three Months Ended

	September 28,	September 29,
	2003	2002

Net sales	$29,743	$23,070

Cost and expenses:
Cost of sales	22,899	18,511
Selling and administrative expense	4,698	3,965
Interest expense	50	223
Other income, net	(116)	(48)

Earnings from continuing operations before income taxes	2,212	419
Income tax expense	841	162

Net earnings from continuing operations	1,371	257

Discontinued operations:
Loss from discontinued operations (less applicable income tax benefit of $70 and $110, respectively)	(114)	(174)
Gain on disposal of discontinued operations $19 (less applicable income tax expense of $7)	12	--

Net earnings	$1,269	$83

Basic net earnings per common share:
Net earnings from continuing operations	$0.09	$0.02
Net earnings from discontinued operations	(0.01)	(0.01)

Basic net earnings	$0.08	$0.01

Average common shares outstanding	14,949	15,015

Diluted net earnings per share:
Net earnings from continuing operations	$0.09	$0.02
Net earnings from discontinued operations	(0.01)	(0.01)

Diluted net earnings	$0.08	$0.01

Average common shares outstanding	15,328	15,272

-more-

LaBARGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands, except share amounts)
	September 28, 2003	June 29, 2003

ASSETS
Current assets:
Cash and cash equivalents	$7,524	$4,030
Accounts and other receivables, net	15,899	15,653
Inventories	26,520	25,743
Prepaid expenses	847	956
Deferred tax assets, net	515	637
Current assets of discontinued operations	--	215

Total current assets	51,305	47,234

Property, plant and equipment, net	14,566	14,255
Deferred tax assets, net	202	299
Intangible assets, net	663	476
Other assets, net	4,497	4,727
Non-current assets of discontinued operations	--	171

	$71,233	$67,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$397	$395
Trade accounts payable	7,899	7,808
Accrued employee compensation	6,019	5,930
Other accrued liabilities	10,099	7,627
Current liabilities of discontinued operations	--	66

Total current liabilities	24,414	21,826

Other long-term liabilities	3,026	2,788
Long-term debt	6,569	6,669

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at, September 28, 2003 and 15,773,253 at June 29, 2003, including shares in treasury	158	158
Additional paid-in capital	13,507	13,486
Retained earnings	26,253	24,984
Less cost of common stock in treasury, shares of 817,244 at September 28, 2003 and 844,903 at June 29, 2003	(2,694)	(2,749)

Total stockholders' equity	37,224	35,879

	$71,233	$67,162

-more-

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

# # #